To:	United States Securities and Exchange Commission

Re:	Red Metal Resources Ltd. (the “Company”)
Annual Report on Form 20-F/A
Consent of Expert

This consent is provided in connection with the Company’s Annual Report on Form 20-F/A to be filed by the Company with the United States Securities and Exchange Commission and any amendments thereto (the “Registration Statement”).

I, Scott Jobin-Bevans, Ph. D., PMP, P. Geo., of Sudbury, Ontario, hereby consent to:

•the use of my name in connection with my involvement in the preparation of the technical report entitled I am the author of the independent technical report dated August 30, 2021 entitled “Independent Technical Report on the Carrizal Cu-Co-Au Property, Carrizal Alto Mining District, III Region de Atacama, Chile” with an Effective Date of August 1, 2021 (the “Technical Report”);

•references to the Technical Report, or portions thereof, in the Annual Report;

•the inclusion of the information derived from the Technical Report in the Annual Report; and

•the identification of myself as the person responsible for ensuring that the technical information contained in the Annual Report is an accurate summary of the original reports and data provided to or developed by the Company.

Dated: June 5, 2023

/s/ Scott Jobin-Bevans
Scott Jobin-Bevans, Ph. D., PMP, P. Geo.
Principal Geoscientist
Caracle Creek International Consulting Inc